Exhibit 99.1

Contacts:

John McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8500	360-668-3701
john.mclaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Fourth Quarter and Full Year 2012 Financial Results

INCLINE VILLAGE, NV, March 1, 2013 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the fourth quarter and full year ended December 31, 2012.

Total revenues in 2012 were $374.5 million, compared to $362.0 million in 2011, with royalty revenues increasing seven percent over full year 2011. For the fourth quarter of 2012, total revenues were $86.0 million, compared to $72.8 million in the fourth quarter of 2011.

Royalty revenues for the fourth quarter of 2012 are based on third quarter product sales by PDL’s licensees. The fourth quarter 2012 revenue growth was primarily driven by increased royalties from third quarter 2012 sales of Herceptin® and Avastin®, which are marketed by Genentech and Roche. Royalty revenue for the fourth quarter and 2012 are net of payments made under our February 2011 settlement agreement with Novartis Pharma AG.

Operating expenses in 2012 were $25.5 million, compared with $18.3 million in 2011. For the fourth quarter of 2012, general and administrative expenses were $7.7 million compared with $4.8 million for the same period of 2011.

Net income in 2012 was $211.7 million, or $1.45 per diluted share as compared with net income of $199.4 million in 2011 or $1.15 per diluted share. Net income for the fourth quarter of 2012 was $49.4 million or $0.34 per diluted share as compared with net income of $38.9 million or $0.24 per diluted share for the same period of 2011.

Net cash provided by operating activities in 2012 was $210.2 million, compared with $169.8 million in 2011. At December 31, 2012, PDL had cash, cash equivalents and investments of $148.7 million, compared with $227.9 million at December 31, 2011. The reduction in cash relates primarily to the Company’s income generating asset transactions, repayment of the Company’s non-recourse notes and dividend payments.

Recent Developments

Kadcyla™ or T-DM1, a New Royalty-Bearing Product of PDL

On February 22, 2013, Genentech announced that the U.S. Food and Drug Administration (FDA) approved Trastuzumab emstansine (T-DM1), now named Kadcyla. Kadcyla was approved for second line treatment of HER2+ metastatic breast cancer and first line treatment for those patients who relapse within six months following adjuvant therapy. Roche has submitted a Marketing Authorization Application to the European Medicines Agency (EMA) for the same indication. Kadcyla is a licensed product of Genentech and has been priced at $9800 per month. PDL expects to receive royalties on sales of Kadcyla in the quarter following the first quarter of sales in accordance with Genentech's license agreements with PDL.

Avastin, a Royalty-Bearing Product of PDL

In October, Genentech and Roche announced that the European Commission approved Avastin in combination with standard chemotherapy (carboplatin and gemcitabine) as a treatment for women with first recurrence of platinum-sensitive ovarian cancer. In November, the European Medicines Agency adopted a positive opinion regarding the use of Avastin in second-line metastatic colorectal cancer. Also in November, additional details were announced regarding Phase 3 patients with newly diagnosed glioblastoma, who were treated with Avastin plus radiation and chemotherapy, which showed an increase in progression-free survival of 36 percent when compared to radiation and chemotherapy.

Obinutuzumab, a Potential Royalty-Bearing Product of PDL

In January, Genentech announced Phase 3 results from an obinutuzumab (GA101) trial showing a significant improvement in progression-free survival in people with chronic lymphocytic leukemia (CLL). Data from this trial will be submitted to European regulatory authorities and to the U.S. Food and Drug Administration (FDA) for potential approval.

2013 Dividends

On January 30, 2013, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2013 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2013, the record dates for each of the dividend payments, respectively.

Revenue Guidance for 2013

As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. First quarter 2013 revenue guidance will be provided in early March.

Conference Call Details

PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, March 1, 2013.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through March 8, 2013, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 12523654.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Company Presentations & Events.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new income generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new income generating assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues
Royalties	$86,046	$72,808	$374,525	$351,641
License and other	-	-	-	10,400
Total revenues	86,046	72,808	374,525	362,041
Operating Expenses
General and administrative expenses	7,732	4,822	25,469	18,338
Operating income	78,314	67,986	349,056	343,703
Non-operating expense, net
Loss on retirement or conversion of convertible notes	-	-	-	(766)
Interest and other income, net	4,728	130	7,113	593
Interest expense	(5,950)	(8,161)	(29,036)	(36,102)
Total non-operating expense, net	(1,222)	(8,031)	(21,923)	(36,275)
Income before income taxes	77,092	59,955	327,133	307,428
Income tax expense	27,684	21,013	115,464	108,039
Net income	$49,408	$38,942	$211,669	$199,389

Net income per share
Basic	$0.35	$0.28	$1.52	$1.43
Diluted	$0.34	$0.24	$1.45	$1.15

Shares used to compute income per basic share	139,764	139,680	139,711	139,663
Shares used to compute income per diluted share	145,419	167,683	146,403	177,441

Cash dividends declared per common share	$-	$-	$0.60	$0.60

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

	December 31,
	2012	2011
Cash, cash equivalents and investments	$148,689	$227,946
Total assets	$279,966	$269,471
Convertible notes payable	$309,952	$316,615
Non-recourse notes payable	$-	$93,370
Total stockholders' deficit	$(68,122)	$(204,273)

PDL BIOPHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA

(Unaudited)

(In thousands)

	Year Ended
	December 31,
	2012	2011
Net income	$211,669	$199,389
Adjustments to reconcile net income to net cash provided by operating activities	26,644	43,574
Changes in assets and liabilities	(28,097)	(73,181)
Net cash provided by operating activities	$210,216	$169,782

PDL BIOPHARMA, INC.

MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALESOF GENENTECH PRODUCTS

(Unaudited)

		Three Months Ended		Year Ended
		December 31,		December 31,
		2012	2011	2012	2011
Avastin
	% Ex-U.S. Sold	57%	53%	56%	55%
	% Ex-U.S.-based Manufactured and Sold	40%	28%	29%	21%
Herceptin
	% Ex-U.S. Sold	69%	68%	69%	71%
	% Ex-U.S.-based Manufactured and Sold	35%	26%	37%	35%
Lucentis
	% Ex-U.S. Sold	66%	60%	63%	59%
	% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Xolair
	% Ex-U.S. Sold	38%	40%	39%	40%
	% Ex-U.S.-based Manufactured and Sold	38%	40%	39%	40%